Exhibit F

                                  Beggs & Lane
                          Seventh Floor Blount Building
                              3 West Garden Street
                            Pensacola, Florida 32501



                                January 29, 1998


Securities and Exchange Commission
Washington, DC 20549

RE:      Statement on Form U-1
         of Gulf Power Company
         (herein call the "Company") et al.
         File No. 70-8461

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the issuance and sale by Gulf Power Capital Trust II (the "Trust") of its Trust Preferred Securities and the related issuance by the Company of its Guarantee and Junior Subordinated Notes (all as defined therein).

We are of the opinion that:

(a) the Company is validly organized and duly existing as a corporation under the laws of the State of Maine and is duly admitted to do business under the laws of the States of Florida, Georgia and Mississippi;

(b) the subject transactions have been consummated in accordance with such statement on Form U-1, as amended;

(c)      all state laws applicable to such transactions have been complied with;

(d) the Company's obligations with respect to the Guarantee and the Junior Subordinated Notes are valid and binding obligations of the Company in accordance with their terms; and

(e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.


                                                 Very truly yours,

                                                  /s/Beggs & Lane